                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2(b)
                                (AMENDMENT NO. 2)

                       GASONICS INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   367278 10 8
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE TO WHICH THIS SCHEDULE IS FILED:

     / / RULE 13d-1(b)

     / / RULE 13d-1(c)

     /X/ RULE 13d-1(d)

CUSIP NO. 367278 10 8                13G            Page 2 of 10 Pages
---------------------                               ------------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         DAVID J. TOOLE
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       38,397 SHARES
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                        94,999 SHARES HELD DIRECTLY BY THE DAVID
                                    TOOLE FAMILY LIMITED PARTNERSHIP, OF
                                    WHICH DAVID TOOLE AND DIANE L. TOOLE ARE
                                    THE SOLE GENERAL PARTNERS; 636,062
                                    SHARES HELD DIRECTLY BY THE DAVID TOOLE
                                    & DIANE L. TOOLE FAMILY TRUST OF WHICH
                                    DAVID TOOLE AND DIANE L. TOOLE ARE THE
                                    SOLE TRUSTEES.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    38,397 SHARES
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    94,999 SHARES HELD DIRECTLY BY THE DAVID
                                    TOOLE FAMILY LIMITED PARTNERSHIP, OF
                                    WHICH DAVID TOOLE AND DIANE L. TOOLE ARE
                                    THE SOLE GENERAL PARTNERS; 636,062
                                    SHARES HELD DIRECTLY BY THE DAVID TOOLE
                                    & DIANE L. TOOLE FAMILY TRUST OF WHICH
                                    DAVID TOOLE AND DIANE L. TOOLE ARE THE
                                    SOLE TRUSTEES.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      38,397 SHARES
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        /X/
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.26%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
      IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 367278 10 8                13G            Page 3 of 10 Pages
---------------------                               ------------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         DAVID TOOLE AND DIANE L. TOOLE FAMILY TRUST
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       636,062 SHARES OF WHICH DAVID TOOLE AND
 OWNED BY                           DIANE L. TOOLE ARE THE SOLE TRUSTEES AND
 EACH REPORTING                     MAY BE DEEMED TO HAVE SHARED POWER TO
 PERSON WITH                        VOTE THE SHARES.
                             --------------------------------------------------
                              (6) SHARED VOTING POWER
                                    SEE RESPONSE TO ROW 5
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    636,062 SHARES OF WHICH DAVID TOOLE AND
                                    DIANE L. TOOLE ARE THE SOLE TRUSTEES AND
                                    MAY BE DEEMED TO HAVE SHARED DISPOSITIVE
                                    POWER OF THE SHARES.
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    SEE RESPONSE TO ROW 7.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      636,062
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      4.3%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON *
      OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 367278 10 8                13G            Page 4 of 10 Pages
---------------------                               ------------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         DAVID TOOLE FAMILY LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       94,999 SHARES, OF WHICH DAVID TOOLE AND
 OWNED BY                           DIANE L. TOOLE ARE THE SOLE GENERAL
 EACH REPORTING                     PARTNERS AND MAY BE DEEMED TO HAVE SHARED
 PERSON WITH                        POWER TO VOTE THE SHARES.
                             --------------------------------------------------
                              (6) SHARED VOTING POWER
                                    SEE RESPONSE TO ROW 5
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    94,999 SHARES, OF WHICH DAVID TOOLE AND
                                    DIANE L. TOOLE ARE THE SOLE GENERAL
                                    PARTNERS AND MAY BE DEEMED TO HAVE
                                    SHARED DISPOSITIVE POWER OF THE SHARES.
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    SEE RESPONSE TO ROW 7.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      94,999
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.6%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON *
      PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 367278 10 8                13G            Page 5 of 10 Pages
---------------------                               ------------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         DIANE L. TOOLE
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       0 SHARES
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                        94,999 SHARES HELD DIRECTLY BY THE DAVID
                                    TOOLE FAMILY LIMITED PARTNERSHIP, OF
                                    WHICH DAVID TOOLE AND DIANE L. TOOLE ARE
                                    THE SOLE GENERAL PARTNERS; 636,062
                                    SHARES HELD DIRECTLY BY THE DAVID TOOLE
                                    & DIANE L. TOOLE FAMILY TRUST OF WHICH
                                    DAVID TOOLE AND DIANE L. TOOLE ARE THE
                                    SOLE TRUSTEES.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    0 SHARES
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    94,999 SHARES HELD DIRECTLY BY THE DAVID
                                    TOOLE FAMILY LIMITED PARTNERSHIP, OF
                                    WHICH DAVID TOOLE AND DIANE L. TOOLE ARE
                                    THE SOLE GENERAL PARTNERS; 636,062
                                    SHARES HELD DIRECTLY BY THE DAVID TOOLE
                                    & DIANE L. TOOLE FAMILY TRUST OF WHICH
                                    DAVID TOOLE AND DIANE L. TOOLE ARE THE
                                    SOLE TRUSTEES.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        /X/
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON *
      IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 10 Pages

ITEM 1(a) NAME OF ISSUER

          GaSonics International Corporation

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          2540 Junction Avenue
          San Jose, CA 95134


ITEM 2(a) NAME OF PERSON FILING

          This statement is filed by David J. Toole, Diane Toole, David Toole Family Limited Partnership and David Toole and Diane L. Toole Family Trust sometimes collectively referred to as the "Reporting Persons."

          The Reporting Persons may be deemed to be a "group" for the purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 and the rules thereunder (the "Act"), although each expressly disclaims any assertion or presumption that such persons constitutes a "group'." The filings of this Statement and the Agreement attached as Exhibit 1 hereto should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          2540 Junction Avenue
          San Jose, CA 95134

ITEM 2(c) CITIZENSHIP:

          See row 4 of cover page of every entity

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock

                                Page 7 of 10 Pages

ITEM 2(e) CUSIP NUMBER

          367278 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable

ITEM 4.  OWNERSHIP

         (a) Amount Beneficially Owned: See Row 9 of cover page for each Reporting Person.

         (b) Percent of Class: See Row 11 of cover page for each Reporting
             Person.

         (c) Number of shares as to which the person has:

             (i) sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

            (ii) shared power to vote or to direct the vote: See row 6 of cover page for each entity

           (iii) sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.

            (iv) shared power to dispose or to direct the disposition of: See row 8 of cover page for each entity

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

                                Page 8 of 10 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. The Reporting Person may be deemed to be a "group" for the purposes of Section 13(d) and 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other persons on whose behalf this statement is filed constitutes a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a particpant in any transaction having that purpose or effect.

    (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 9 of 10 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2000

/s/ Diane L. Toole
-----------------------------------
Diane L. Toole

/s/ David J. Toole
-----------------------------------
David J. Toole


DAVID TOOLE FAMILY LIMITED PARTNERSHIP

By: /s/
   --------------------------------
Title:  General Partner
     ------------------------------

DAVID TOOLE AND DIANE L. TOOLE
FAMILY TRUST

By: /s/
   --------------------------------
Title:  Trustee
     ------------------------------

                              Page 10 of 10 Pages

                                    EXHIBIT 1

                       AGREEMENT RELATING TO JOINT FILING
                                 OF SCHEDULE 13G

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of GaSonics International Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Date:  February 11, 2000

/s/ Diane L. Toole
-----------------------------------
Diane L. Toole

/s/ David J. Toole
-----------------------------------
David J. Toole


DAVID TOOLE FAMILY LIMITED PARTNERSHIP

By: /s/
   --------------------------------
Title: General Partner
     ------------------------------

DAVID TOOLE AND DIANE L. TOOLE
FAMILY TRUST

By: /s/
   --------------------------------
Title: Trustee
     ------------------------------